Exhibit 99.1

Friday 27 November 2009

For immediate release

The Carphone Warehouse Group PLC

Interim results for the 6 months to 30 September 2009

•                  Strong performance ahead of market expectations

•                  Significantly improved cash flow generation

•                  Demerger well on track for March 2010

Headlines:

•                  Results ahead of expectations with Headline EPS of 6.0p (2008: 3.2p)

•                  Significant year-on-year cash flow improvement in both TalkTalk Group and Best Buy Europe

•                  Headline EPS guidance for March 2010 increased to between 14.0p and 15.0p (FY09: 12.6p) due to strong EBIT performance in both TalkTalk Group and Best Buy Europe

TalkTalk Group:

•                  TalkTalk Group operating free cash flow of £75m (2008: outflow of £8m)

•                  Acquisition of Tiscali UK for £235m taking the customer base to over 4.1m customers

•                  Operating free cash flow guidance for March 2010 of approximately £120m, even after an additional £10m of capital expenditure announced today as we expand our footprint of unbundled exchanges up to 2000 exchanges

Best Buy Europe:

•                  Best Buy Europe operating free cash flow outflow of £47m (2008: outflow of £193m)

•                  LFL revenue growth of 3.1% (negative 0.9% on a constant currency basis)

•                  Group’s share of net income for March 2010 now expected to be at top end of our existing £30m to £40m guidance range

•                  Operating free cash flow guidance for March 2010, after all “Big Box” investment, maintained at £50m

Demerger:

•                  Banking facilities now agreed

•                  Demerger to be completed by end of March 2010

	6 months ended 30 September 2009		26 weeks ended 27 September 2008
	£m		£m		% growth
			Restated**
Revenue	789		697		13%
Headline results*
EBITDA	103		65		58%
Profit before tax	75		40		88%
Profit after tax	54		29		86%
Earnings per share	6.0	p	3.2	p	88%
Statutory results
Profit after tax	20		574
Continuing operations	20		(17)
Discontinued operations	—		591
Earnings per share	2.2	p	64.2	p

* Stated before amortisation of acquisition intangibles, and before exceptional items, as reconciled in note 6.

** Prior period results have been restated to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now expensed as incurred.

Charles Dunstone, CEO, said:

“Both TalkTalk Group and Best Buy Europe have traded well in the first half of the financial year. Each business has delivered a significant year-on-year improvement in operating free cash flow, with Headline EPS at the top end of market expectations. As a result, we are raising guidance for the full year to March 2010.”

“At TalkTalk Group, customer growth is ahead of expectations with continued migration of customers onto our fully unbundled network and markedly improved customer loyalty. Excluding Tiscali, we added 124,000 net new customers in the first half, and we expect continued strong customer growth in the second half. TalkTalk Group’s operational progress is translating into improved profitability and markedly improved operating free cash flow. For the six months period to September, it generated £75m of operating free cash flow compared to an outflow of £8m for the corresponding period last year.”

“Our Tiscali UK acquisition in early July has cemented our position as a leading player in the UK telecoms market, significantly increased our residential broadband base and enhancing earnings per share. We have made a good start in integrating the business and remain on track to deliver the synergies announced at the time of acquisition.”

“Best Buy Europe, in which we have a 50% share, also delivered strong growth, with year-on-year connections growth of 2% being ahead of our initial projections and achieved despite the overall European handset market remaining subdued versus historical levels. We continued to gain market share in a number of markets and particularly in the high-end smartphone category. Like-for-like revenue was up 3.1% on an actual currency basis, down 0.9% on a constant currency basis. A stronger focus on cash saw a clear improvement year-on-year in operating free cash flow and in particular a marked improvement in working capital. Elsewhere within the division, Best Buy Mobile demonstrated clear profit expansion versus last year, whilst our Best Buy branded “Big Box” store openings remain fully on course for their Spring 2010 unveiling.”

“Virgin Mobile France, in which we have a 48.5% stake, performed well with strong growth in its customer base, particularly on postpay tariffs. Since the period end, Virgin Mobile France has agreed to acquire Tele2 France for a cash consideration of €56m on a debt free basis, subject to anti-trust authorities’ clearance. The acquisition marks a major step forward in our growth plans in France, and the resulting margin synergies will promote Virgin’s progress towards its target of being profitable in 2010. Following the transaction, Virgin Mobile France will have over 1.6m customers, of whom more than 60% will be post pay, consolidating its position as France’s largest MVNO and fourth largest mobile operator.”

Outlook

“The Group’s strong half year progress, in profitability in both TalkTalk Group and Best Buy Europe means we are increasing guidance for Headline EPS for the current financial year to March 2010, to between 14.0p and 15.0p, the mid-point of this range being above the current analyst consensus.”

“In each business, the cash flow progress is encouraging. Within TalkTalk Group we now expect operating free cash flow of approximately £120m, even after an additional £10m of capital expenditure over and above previous guidance, as we expand our unbundled footprint by another 300 exchanges.”

“We maintain our guidance for annualised synergies following the acquisition of Tiscali UK of between £40m and £50m in the financial year to March 2011. These synergies will come principally from migrating customers onto our lower cost network, the integration of network backhaul, exchange infrastructure, billing and customer management systems, and back office operations.”

“Within Best Buy Europe we maintain our guidance for full year operating free cash flow of £50m, after all “Big Box” investment. We also now expect our share of net income for the full year to be at the top end of the existing £30m to £40m guidance range.”

“Our guidance for Best Buy branded “Big Box” store openings remains unchanged. We remain fully on track to open our first stores in Spring 2010 and we are making good progress in finalising further store openings. In the US, Best Buy Mobile continues its very strong development and we remain confident in our guidance for a material increase in its profit contribution in the current financial year.”

Demerger

The demerger is well on track to be completed by the end of March 2010. The structure is now finalised, and there will be two separately listed businesses with the following composition. The first will be called ‘TalkTalk Group PLC’, which will have a ‘Primary listing’ on the London Stock Exchange. The second will be ‘Carphone Warehouse Group PLC’, which will have a ‘Secondary listing’. This Group will comprise Best Buy Europe (50% ownership), Virgin Mobile France (48.5%), and Carphone Property (including freehold property assets) (100%). TalkTalk Group PLC has secured £650m banking facilities for the post demerger period such that both TalkTalk Group PLC and Carphone Warehouse Group PLC will be fully funded for all of their anticipated medium-term funding requirements. Whilst Carphone Warehouse Group PLC will not be paying dividends for at least 2 years post demerger, it is anticipated that TalkTalk Group PLC will pay dividends from the outset equivalent to that of the current Group with a progressive policy thereafter.

Review of businesses

TalkTalk Group

Headline financials

	2009	2008
	£m	£m
		Restated**
Revenue	789	697
Broadband and non-broadband*	631	549
Business	158	148
EBITDA pre SAC and marketing	176	145
SAC and marketing	(69)	(72)
EBITDA	107	73
Depreciation and amortisation	(34)	(27)
EBIT	73	46
EBIT%	9.3%	6.6%

* Comprises residential customers and small business customers with similar profiles.

** Last year’s numbers have been restated to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now expensed as incurred.

TalkTalk Group generated revenues of £789m and EBIT of £73m, compared to revenues of £697m and EBIT of £46m last year, resulting in an increase in EBIT margin from 6.6% to 9.3%. This result reflects the acquisition of Tiscali, the continued increase in the proportion of customers on our own network year-on-year, and the business reorganisation undertaken in 2009.

Acquisition of Tiscali UK

On 3 July 2009, TalkTalk Group completed the acquisition of the UK businesses of Tiscali S.p.A for a net cash consideration of £235m, which is subject to adjustment for customer numbers and working capital.

The integration of the Tiscali businesses into TalkTalk Group has started well, and we continue to target annualised synergies of £40m to £50m by March 2011, principally through customer migration, the integration of network backhaul, exchange infrastructure, billing and customer management systems, and back office operations.

Broadband & non-broadband

Total broadband & non-broadband revenues including Tiscali were up 15% to £631m (2008: £549m). Revenues excluding Tiscali were £534m, down 3%, primarily due to the expected continued decline in the non-broadband customer base, partially offset by the growing broadband base.

The broadband customer base including Tiscali was up 48% year-on-year to 4.12m. The total TalkTalk Group broadband base excluding Tiscali was 2.93m, up 5% year on year.

TalkTalk Group added 62,000 net new broadband subscribers in the period to September 2009. Excluding Tiscali, TalkTalk Group added 124,000 net new broadband customers, further demonstrating that despite the difficult consumer environment, the business continues to benefit from its clear and simple value proposition. Churn continues to be low, in line with expectations.

Blended broadband ARPU including Tiscali was £23.5, an increase of 4% year-on-year (2008: £22.5). ARPU excluding Tiscali was £23.9, an increase of 6% year on year. This was driven primarily by the successful move towards TalkTalk bundled packages of line rental, voice and broadband.

The non-broadband base, comprising voice only and internet dial up customers, was 1.20m at the end of the period. The underlying TalkTalk Group base excluding Tiscali declined, in line with expectations, to 1.00m, representing a 24% decline year-on-year compared to 35% in the prior year. The improvement reflects reduced churn on the voice bases, higher levels of gross additions in the period and the reducing mix of narrowband customers in the base.

Non-broadband ARPU decreased 4% to £19.3 (2008: £20.1) reflecting lower ARPU on Tiscali customers. Excluding Tiscali, APRU was £19.9, a decrease of 1% year-on-year.

At September 2009, 2.95m broadband customers were on our own unbundled network. Excluding Tiscali customers, we had 2.32m (2008: 2.03m) customers on our network, representing a 14.5% increase year-on-year, with a penetration of 79% compared to 73% last year. The TalkTalk Group fully unbundled network now extends to 1,714 exchanges, equivalent to 81% coverage of the UK population. At September 2009, approximately 51% of the Tiscali broadband customer base was unbundled, leaving a significant opportunity to migrate more customers onto our network and drive material post-acquisition synergies.

Business

Business revenues increased by 7% to £158m (2008: £148m). Underlying revenue, excluding Tiscali, increased by £2m, primarily due to the success of Opal’s new broadband product offering.

The combined complementary product set, including the new Ethernet proposition, gives an opportunity to cross sell to the enlarged Business base and will enable customers to benefit from a wider choice of corporate services.

EBITDA pre SAC and marketing

EBITDA pre SAC and marketing grew 21% year-on-year to £176m (2008: £145m). This improvement predominantly reflects contribution from Tiscali, growth in the TalkTalk customer base, the increasing mix of these customers on our LLU network, and the impact of last year’s reorganisation programme.

SAC and marketing

Subscriber acquisition and marketing costs amounted to £69m in the first half, a reduction of 4% on the previous year (2008: £72m). While customer additions have increased year-on-year, average cost per addition has decreased.

Cash flow

	2009	2008
	£m	£m
		Restated*
Headline EBITDA	107	73
Working capital	9	(30)
Capex	(41)	(51)
Operating free cash flow (pre-exceptionals)	75	(8)

* Prior year cash flows have been reclassified to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now included within EBITDA rather than investment activities (see note 1).

TalkTalk Group generated operating free cash flow of £75m (2008: outflow of £8m). This improvement reflects the strong EBITDA growth described above, lower capex, and an improvement in working capital year-on-year. The working capital outflow in the prior period was caused by timing issues due to a change to calendar month ends, and consequently was not repeated in the current year.

Capex, depreciation and amortisation

TalkTalk Group’s capex in the period was £41m, representing a reduction of 20% year-on-year (2008: £51m). Capex is planned to increase in the second half of the year, with additional spend on increasing capacity in existing exchanges and on the ongoing project to increase backhaul capacity. Migrations onto our new CRM and billing platform continue with 1.4 million customers currently live on the system. By the end of the year we anticipate that all TalkTalk broadband customers will have been migrated onto the new system, which will allow enhanced service to our customers in the years ahead.

Depreciation and amortisation was up 26% year-on-year at £34m (2008: £27m) reflecting the full year charges for the new CRM and billing system.

Best Buy Europe

Headline financials (100% basis)

	2009	2008
	£m	£m
		Restated*
Revenue	1,674	1,617
Gross margin	481	480
Opex	(413)	(411)
Best Buy Mobile	11	5
EBITDA	79	74
Depreciation and amortisation	(47)	(39)
EBIT	32	35
EBIT %	1.9%	2.2%

* Prior year results have been restated to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now expensed as incurred (see note 1).

Best Buy Europe, in which the Group has a 50% share, generated revenues of £1,674m, representing growth of 4% over last year (2008: £1,617m).  As expected, EBIT was lower at £32m, a decline of 9% year-on-year (2008: £35m), with the EBIT margin falling from 2.2% to 1.9%. EBITDA increased by 7% from £74m to £79m, with the benefits of the reorganisation programme undertaken early in 2009 starting to feed through in the second quarter.

This improvement was offset by an increase in depreciation and amortisation, which is in part due to a change in the allocation of shared IT costs following the Best Buy transaction at the end of June 2008.

Mobile connections for the period were up 2% to 5.9m, despite tough comparatives, with the 3G iPhone launched in the UK in July 2008. The handset market remains subdued but we continue to gain market share in a number of European territories, especially within the high value smartphone segment.

Like-for-like revenue, stripping out the impact of new space, was up 3.1% and at constant exchange rates like-for-like revenue was down by 0.9%.

Gross margin fell by 1 percentage point year-on-year, reflecting the pattern seen in the second half of last year, as we continued to invest margin in the consumer proposition to drive market share, together with an increase in the level of low margin sales to dealers.

We remain confident that the reorganisation programme noted above will deliver annualised cost savings of over £50m, and that this will offset the effect of the reduction in gross margin percentage. Opex was down significantly year-on-year on a constant currency basis and when the investment in “Big Box” is backed out.

We opened 63 stores and closed another 63, and the store base therefore remained at 2,459. Within this total, the number of franchise stores increased from 219 at March 2009 to 223. Average selling space including franchises was up 6% year-on-year to 135,700 sqm (2008: 128,000 sqm).

We now have 17 Wireless World stores open, and both sales performance and customer feedback have been very positive. Consequently, we are continuing to develop our larger format Wireless World stores and we are targeting 40-50 by the end of the year. This will be achieved through a mixture of new stores and refits. We plan an accelerating rollout in the next financial year. Wireless World stores are typically between 150 and 300 sqm, compared to our traditional store size of 50 to 60 sqm. They offer a wider range of laptops and areas dedicated to gaming, wireless TV and music services, all backed up by an in-store Geek Squad presence.

Best Buy Mobile, Best Buy’s mobile phone retailing operations in North America in which Best Buy Europe has a profit sharing arrangement, made further strong progress during the period. Best Buy Mobile now operates from all of Best Buy’s 1,055 “Big Box” stores and from 52 standalone stores, up from 39 at March 2009. Both formats have shown strong revenue growth in the period, and the business now has an estimated 3% share of the US mobile handset market, up from 1% before its launch. As a result of this performance, Best Buy Europe received a profit share of £11m for the period, up from £5m in the same period last year.

We continued to invest in the development of a Best Buy branded “Big Box” proposition for the UK market, incurring further operating costs of £7m in the period (2008: £nil). We remain on course to open our first stores in the spring of 2010, with an online proposition due to be launched in summer 2010 and further store openings planned for the second half of next year and beyond.

Cash Flow (100% basis)

	2009	2008
	£m	£m
		Restated*
Headline EBITDA	79	74
Working capital	(91)	(217)
Capex	(35)	(50)
Operating free cash flow (pre-exceptionals)	(47)	(193)

* Prior year cash flows have been reclassified to reflect a change in the Group’s accounting policy for subscriber acquisition costs, which are now included within EBITDA rather than investment activities (see note 1).

Capex and working capital

Capex in Best Buy Europe was £35m, a reduction of 30% year-on-year (2008: £50m) mainly as a result of the reduction in new store openings and IT spend.

The working capital outflow in Best Buy Europe was £91m in the first half (2008: £217m). This improvement represents a more typical seasonal profile than last year, when a change in network terms resulted in a one-off increase in deferred commissions.

During the period, Best Buy Europe agreed a standalone banking facility of £350m, which expires in July 2012. At the end of September, net debt within Best Buy Europe was £129m.

Virgin Mobile France

Headline financials (100% basis)

	2009	2008
	£m	£m
Revenue*	88	64
EBITDA	(17)	(8)
Depreciation and amortisation	(2)	(1)
EBIT	(19)	(9)

* The revenue figures above represent revenues derived from the Virgin customer base, and excludes contributions towards SAC from network operators and customers.

Our French MVNO in partnership with Virgin, Virgin Mobile France, had a successful period, achieving strong organic growth and agreeing in October the acquisition of Tele2 Mobile SAS.

The Virgin Mobile customer base increased from 1.0m at September 2008 to 1.2m customers at September 2009, of whom 49% are postpay (2008: 45%) driving growth in customer base revenue of 38% from £64m to £88m, in part reflecting the strengthening of the Euro year-on-year.

This customer base growth, together with increased marketing activity and higher customer acquisitions, caused an increase SAC and marketing cost year-on-year. As a result of this investment, the Group’s share of losses from the joint venture increased from £3m to £7m. We remain confident that the business will break even towards the end of the year, and that it will be EBITDA positive in the financial year to March 2011.

The Tele2 acquisition, for a cash consideration of €56m, will bring an estimated 385,000 additional customers, of whom 375,000 are on subscription contracts. The transaction is subject to approval from the anti-trust authorities, which is expected before year end 2009.

Central costs

Central costs not directly allocable to business units amounted to £4m, compared to £8m in 2008.  The year-on-year reduction principally reflects reduced headcount and lower charges for share options.

Acquisitions

On 3 July 2009, the Group acquired the UK businesses of Tiscali S.p.A for a net cash consideration of £235m.  Acquisition intangibles of £95m arose on the purchase, principally on customer bases, against which a deferred tax liability of £27m has been recognised. Deferred tax assets of £76m have provisionally been recognised at acquisition in respect of tax losses and unclaimed capital allowances; the value of these assets will be refined in the second half of the year. Goodwill of £157m arose on the acquisition, reflecting buyer-specific synergies and the elimination from the market of a significant competitor.

Amortisation of acquisition intangibles

The amortisation charge on acquisition intangibles was £41m (2008: £35m). The prior period charge relates almost entirely to assets arising on the acquisition of AOL’s UK access business in 2006. The increase in the current period relates to the Tiscali acquisition.  A tax credit of £11m (2008: £10m) has been recognised against this charge.

Exceptional items

Exceptional costs of £4m have arisen from TalkTalk Group integration programme, principally comprising redundancy and consultancy costs. Further one-off integration costs may arise in the second half of this financial year, rather than the following year, if the integration process continues at its current rate of development. Exceptional costs, principally professional fees, are expected to arise in relation to the demerger.

Interest

The net interest charge for the period was £2m (2008: £8m) with the charge for last year reflecting 3 months of significantly higher debt before the sale of half the Group’s retail and distribution business to Best Buy at the end of the first quarter.

Taxation

An effective rate of taxation of 28% (2008: 28%) has been applied to Headline profit before taxation from continuing operations, excluding profits or losses from joint ventures, which are recorded net of tax. Adjustments of £2m in respect of prior years have also been recorded in the period.

Cash flow and net debt

At 30 September 2009, Group net debt was £361m, compared to underlying net debt (before borrowings used to fund Best Buy Europe) of £159m at the last financial year end, predominantly reflecting the cash outflow on the acquisition of Tiscali.

The main divisional cash flow items have been described in the divisional overviews above.  At the Group level, we also paid a final dividend of £27m.

Dividends

The Board has declared an interim dividend of 1.45p per share (2008: 1.35p per share).  The ex-dividend date will be 9 December 2009 and the record date will be 11 December 2009.   The intended payment date will be 8 January 2010.

Analysts’ presentation and webcast

There will be a presentation for investors and analysts at 9.00 am this morning at the offices of UBS, 1 Finsbury Avenue, London EC2M 2PP.  The event will be audio webcast and the presentation slides will be available on our website, www.cpwplc.com.

Next trading update

The Group will give a full trading update, including revenues, connections and customer bases, for the third quarter of the current financial year on 19 January 2010.

For Further Information

For analyst and institutional enquiries:

Roger Taylor	07715 170090
Christian Maher	07900 243308
Carla Bloom	07891 094542

For media enquiries
Mark Schmid	07920 484787
Shane Conway	07932 199659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611888
020 7638 9571

  FINANCIAL REVIEW

Condensed consolidated income statement for the 6 months ended 30 September 2009

With 26 weeks ended 27 September 2008 comparatives

		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items* (see note 3)	After amortisation of acquisition intangibles and exceptional items		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items* (see note 3)	After amortisation of acquisition intangibles and exceptional items
		6 months ended 30 September 2009 (Unaudited)					26 weeks ended 27 September 2008 (Unaudited) (Restated — see note 1)
	Notes	£m		£m	£m		£m		£m	£m
Continuing operations
Revenue	2	789		—	789		697		—	697
Cost of sales		(396)		—	(396)		(366)		—	(366)
Gross profit		393		—	393		331		—	331
Operating expenses excluding amortisation and depreciation		(290)		(4)	(294)		(266)		(13)	(279)
EBITDA	2	103		(4)	99		65		(13)	52
Depreciation	2	(23)		—	(23)		(20)		—	(20)
Amortisation	2	(11)		(41)	(52)		(7)		(35)	(42)
Share of results of joint ventures and associates	2,9	8		—	8		10		(10)	—
Profit (loss) before interest and taxation		77		(45)	32		48		(58)	(10)
Interest income		3		—	3		3		—	3
Interest expense		(5)		—	(5)		(11)		(5)	(16)
Profit (loss) before taxation		75		(45)	30		40		(63)	(23)
Taxation	4	(21)		11	(10)		(9)		15	6
Net profit (loss) for the period from continuing operations		54		(34)	20		31		(48)	(17)
Net (loss) profit for the period from discontinued operations		—		—	—		(2)		593	591
Net profit for the period		54		(34)	20		29		545	574

Earnings per share
Basic
Continuing operations	7	6.0	p		2.2	p	3.4p			(1.9	)p
Discontinued operations	7	—			—		(0.2	)p		66.1	p
Total	7	6.0	p		2.2	p	3.2	p		64.2	p
Diluted
Continuing operations	7	5.9	p		2.2	p	3.4	p		(1.8	)p
Discontinued operations	7	—			—		(0.2	)p		64.4	p
Total	7	5.9	p		2.2	p	3.2	p		62.6	p

* A reconciliation of Headline information to statutory information is provided in note 6 to the interim condensed financial statements.

Condensed consolidated income statement for the 6 months ended 30 September 2009

With year ended 31 March 2009 comparatives

		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items (see note 3)	After amortisation of acquisition intangibles and exceptional items		Before amortisation of acquisition intangibles and exceptional items		Amortisation of acquisition intangibles and exceptional items (see note 3)	After amortisation of acquisition intangibles and exceptional items
		6 months ended 30 September 2009 (Unaudited)					Year ended 31 March 2009 (Audited)
	Notes	£m		£m	£m		£m		£m	£m
Continuing operations
Revenue	2	789		—	789		1,385		—	1,385
Cost of sales		(396)		—	(396)		(658)		—	(658)
Gross profit		393		—	393		727		—	727
Operating expenses excluding amortisation and depreciation		(290)		(4)	(294)		(556)		(31)	(587)
EBITDA	2	103		(4)	99		171		(31)	140
Depreciation	2	(23)		—	(23)		(41)		—	(41)
Amortisation	2	(11)		(41)	(52)		(16)		(71)	(87)
Share of results of joint ventures and associates	2,9	8		—	8		23		(18)	5
Profit (loss) before interest and taxation		77		(45)	32		137		(120)	17
Interest income		3		—	3		26		—	26
Interest expense		(5)		—	(5)		(30)		(85)	(115)
Profit (loss) before taxation		75		(45)	30		133		(205)	(72)
Taxation	4	(21)		11	(10)		(19)		50	31
Net profit (loss) for the period from continuing operations		54		(34)	20		114		(155)	(41)
Net (loss) profit for the period from discontinued operations		—		—	—		(2)		593	591
Net profit for the period		54		(34)	20		112		438	550

Earnings per share
Basic
Continuing operations	7	6.0	p		2.2	p	12.8	p		(4.6	)p
Discontinued operations	7	—			—		(0.2	)p		66.2	p
Total	7	6.0	p		2.2	p	12.6	p		61.6	p
Diluted
Continuing operations	7	5.9	p		2.2	p	12.5	p		(4.5	)p
Discontinued operations	7	—			—		(0.2	)p		64.8	p
Total	7	5.9	p		2.2	p	12.3	p		60.3	p

* A reconciliation of Headline information to statutory information is provided in note 6 to the interim condensed financial statements.

Condensed consolidated statement of comprehensive income for the 6 months ended 30 September 2009

	6 months ended 30 September 2009 (Unaudited) £m	26 weeks ended 27 September 2008 (Unaudited) (Restated - see note 1) £m	Year ended 31 March 2009 (Audited) £m
Net profit for the period	20	574	550
Currency translation and cash flow hedges	—	9	25
Net transfer to profit on disposal from equity of cumulative translation differences for discontinued activities	—	(10)	(10)
Net transfer to profit on disposal from equity of gains on available-for-sale assets for discontinued activities	—	(2)	(2)
Net change in available-for-sale investments	—	—	1
Taxation on items recognised directly in reserves	2	(12)	(16)
Total comprehensive income for the period	22	559	548

Condensed consolidated statement of changes in equity for the 6 months ended 30 September 2009

	Share Capital £m	Share premium reserve £m	Translation reserve £m	Accumulated profits £m	Total £m
Balance as at 1 April 2009	1	476	(51)	690	1,116
Total comprehensive income for the period	—	—	—	22	22
Net cost of share-based payments	—	—	—	1	1
Equity dividends	—	—	—	(27)	(27)
Balance at 30 September 2009	1	476	(51)	686	1,112

	Share Capital £m	Share premium reserve £m	Translation reserve £m	Accumulated profits £m	Total £m
Balance as at 30 March 2008 (Restated — see note 1)	1	476	(66)	240	651
Total comprehensive income for the period	—	—	(1)	560	559
Net purchase of own shares	—	—	—	(53)	(53)
Net cost of share-based payments	—	—	—	4	4
Equity dividends	—	—	—	(26)	(26)
Balance at 27 September 2008	1	476	(67)	725	1,135

	Share Capital £m	Share premium reserve £m	Translation reserve £m	Accumulated profits £m	Total £m
Balance as at 30 March 2008	1	476	(66)	240	651
Total comprehensive income for the period	—	—	15	533	548
Net purchase of own shares	—	—	—	(51)	(51)
Net cost of share-based payments	—	—	—	6	6
Equity dividends	—	—	—	(38)	(38)
Balance at 31 March 2009	1	476	(51)	690	1,116

Condensed consolidated balance sheet as at 30 September 2009

	Notes	30 September 2009 (Unaudited) £m	27 September 2008 (Unaudited) (Restated - see note 1) £m	31 March 2009 (Audited) £m
Non-current assets
Goodwill		461	301	304
Other intangible assets		359	306	290
Property, plant and equipment		307	282	285
Non-current asset investments		1	4	1
Interests in joint ventures and associates	9	480	419	470
Loans to joint ventures	9	—	206	293
Deferred tax assets		149	73	108
		1,757	1,591	1,751
Current assets
Stock		3	1	1
Trade and other receivables		200	243	140
Cash and cash equivalents		16	91	6
		219	335	147
Total assets		1,976	1,926	1,898
Current liabilities
Trade and other payables		(400)	(374)	(267)
Corporation tax liabilities		(32)	(15)	(33)
Loans and other borrowings		(2)	—	(33)
Provisions		(51)	(25)	(24)
		(485)	(414)	(357)
Non-current liabilities
Trade and other payables		(4)	—	—
Loans and other borrowings		(375)	(377)	(425)
		(379)	(377)	(425)
Total liabilities		(864)	(791)	(782)
Net assets		1,112	1,135	1,116

Equity
Share capital		1	1	1
Share premium reserve		476	476	476
Translation reserve		(51)	(67)	(51)
Accumulated profits		686	725	690
Funds attributable to equity shareholders		1,112	1,135	1,116

Approved by the Board of The Carphone Warehouse Group PLC

26 November 2009

Condensed consolidated cash flow statement for the 6 months ended 30 September 2009

	Notes	6 months ended 30 September 2009 (Unaudited) £m	26 weeks ended 27 September 2008 (Unaudited) (Restated - see note 1) £m	Year ended 31 March 2009 (Audited) £m
Operating activities
Profit (loss) before interest and taxation		32	(10)	17
Adjustments for non-cash items:
Share-based payments		1	4	6
Non-cash movements on joint ventures and associates		(8)	—	(5)
Depreciation		23	20	41
Amortisation		52	42	87
Impairment of non-current asset investments		—	—	5
Operating cash flows before movements in working capital		100	56	151
(Increase) decrease in trade and other receivables		(7)	(35)	4
(Increase) decrease in stock		(2)	1	—
Increase (decrease) in trade and other payables		18	2	(44)
(Decrease) increase in provisions		(3)	2	11
Taxation paid		(1)	—	—
Cash flows from operating activities - continuing		105	26	122
Cash flows from operating activities - discontinued		—	(153)	(153)
Cash flows from operating activities		105	(127)	(31)

Investing activities
Interest received		3	3	26
Disposal of subsidiaries, net of cash disposed		—	937	937
Acquisition of subsidiaries, net of cash acquired		(235)	(72)	(76)
Acquisition of intangible assets		(17)	(13)	(47)
Acquisition of property, plant and equipment		(24)	(38)	(59)
Acquisition of non-current asset investments		—	—	(1)
Investment in joint ventures and associates		(3)	(24)	(47)
Cash flows from investing activities - continuing		(276)	793	733
Cash flows from investing activities - discontinued		—	(25)	(25)
Cash flows from investing activities		(276)	768	708

Financing activities
Net purchase of own shares		—	(53)	(51)
Decrease in borrowings	10	(49)	(534)	(621)
Financing provided to Best Buy Europe		293	9	(28)
Interest paid		(5)	(11)	(30)
Dividends paid	8	(27)	(26)	(38)
Cash flows from financing activities - continuing		212	(615)	(768)
Cash flows from financing activities - discontinued		—	(3)	(3)
Cash flows from financing activities		212	(618)	(771)

Net increase (decrease) in cash and cash equivalents		41	23	(94)
Cash and cash equivalents at the start of the period		(27)	68	68
Effect of exchange rates fluctuations		—	—	(1)
Cash and cash equivalents at the end of the period	10	14	91	(27)

Cash and cash equivalents for the purposes of this statement comprise:
Cash and cash equivalents		16	91	6
Bank overdrafts		(2)	—	(33)
	10	14	91	(27)

1 Basis of preparation and accounting policies

Basis of preparation

The interim condensed financial statements for the 6 months ended 30 September 2009 have been prepared using accounting policies and methods of computation consistent with those set out on pages 46 to 50 of The Carphone Warehouse Group PLC annual report for the year ended 31 March 2009 (“Annual Report”).  The financial information for the 6 months ended 30 September 2009 and the 26 weeks ended 27 September 2008 has not been subject to audit or review by the Group’s auditors.

The interim condensed financial statements for the 6 months ended 30 September 2009 do not comprise statutory accounts for the purpose of section 240 of the Companies Act 1985, and should be read in conjunction with the Annual Report. Those accounts have been reported upon by the Group’s auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified, did not include a reference to any matters to which the auditors drew attention by way of emphasis without qualifying their report, and did not contain statements under Section 237 (2) or (3) of the Companies Act 1985. The Annual Report can be found on the Group’s corporate website www.cpwplc.com.

The Group’s future cash forecasts and revenue projections, which are considered to be based on prudent assumptions, indicate that the Group will be able to operate within the level of its current committed facilities and as such the Directors believe that it is appropriate to continue to prepare the financial statements of the Group on a going concern basis.

Accounting policies

Financial information previously reported for the period ended 27 September 2008 has been restated to reflect the finalisation of the gain on the part-disposal of the Group’s retail and distribution business, a change in the Group’s accounting policy for subscriber acquisition costs, and the recognition of the foreign exchange loss arising on the change in functional currency of the Group’s brand company from Swiss Francs to Sterling. Details of the change in accounting policy are provided on page 46 of the Annual Report.

In the current period the Group has adopted IFRS 8 ‘Operating Segments’, which provides guidance on segmental reporting, and IAS 1 ‘Presentation of Financial Statements’. The introduction of IFRS 8 has not changed the Group’s segmental reporting. IAS 1 has changed the presentation of the statement of changes in equity and introduced a statement of comprehensive income.

2 Segmental reporting

Continuing operations are analysed as follows:

	TalkTalk Group	Best Buy Europe	Virgin Mobile France	PLC costs	Group
6 months ended 30 September 2009	£m	£m	£m	£m	£m
Revenue	789	—	—	—	789
Headline EBITDA	107	—	—	(4)	103
Depreciation	(23)	—	—	—	(23)
Amortisation of operating intangibles	(11)	—	—	—	(11)
Share of results of joint ventures and associates (post-tax)	—	15	(7)	—	8
Headline EBIT	73	15	(7)	(4)	77
Amortisation of acquisition intangibles	(41)	—	—	—	(41)
Exceptional items (see note 3)	(4)	—	—	—	(4)
Statutory EBIT (segment results)	28	15	(7)	(4)	32

	TalkTalk Group	Best Buy Europe	Virgin Mobile France	PLC costs	Group
26 weeks ended 27 September 2008 (Restated)	£m	£m	£m	£m	£m
Revenue	697	—	—	—	697
Headline EBITDA	73	—	—	(8)	65
Depreciation	(20)	—	—	—	(20)
Amortisation of operating intangibles	(7)	—	—	—	(7)
Share of results of joint ventures and associates (post-tax)	—	13	(3)	—	10
Headline EBIT	46	13	(3)	(8)	48
Amortisation of acquisition intangibles	(35)	—	—	—	(35)
Exceptional items (see note 3)	(13)	(10)	—	—	(23)
Statutory EBIT (segment results)	(2)	3	(3)	(8)	(10)

	TalkTalk Group	Best Buy Europe	Virgin Mobile France	PLC costs	Group
Year ended 31 March 2009	£m	£m	£m	£m	£m
Revenue	1,385	—	—	—	1,385
Headline EBITDA	181	—	—	(10)	171
Depreciation	(41)	—	—	—	(41)
Amortisation of operating intangibles	(16)	—	—	—	(16)
Share of results of joint ventures and associates (post-tax)	—	31	(8)	—	23
Headline EBIT	124	31	(8)	(10)	137
Amortisation of acquisition intangibles	(71)	—	—	—	(71)
Exceptional items (see note 3)	(26)	(18)	—	(5)	(49)
Statutory EBIT (segment results)	27	13	(8)	(15)	17

Headline results are shown before amortisation of acquisition intangibles and before exceptional items. Headline information is provided because the Directors consider that it provides assistance in understanding underlying performance.

3. Exceptional items

The following items have been disclosed separately in the period given their size and one-off nature:

				26 weeks
				ended
			6 months	27 September	Year
			ended	2008	ended
			30 September	(Restated	31 March
			2009	– see note 1)	2009
			£m	£m	£m
Operating expenses excluding amortisation and depreciation	AOL integration (pre-tax)	(a)	—	(13)	(16)
	TalkTalk Group reorganisation (pre-tax)	(b)	—	—	(10)
	Impairment of non-current asset investments (pre-tax)	(c)	—	—	(5)
	TalkTalk Group integration (pre-tax)	(d)	(4)	—	—
			(4)	(13)	(31)

Share of results of joint ventures and associates	Costs associated with the part-disposal of the retail and distribution business (post-tax Group share)	(e)	—	(10)	(11)
	Best Buy Europe reorganisation (post-tax Group share)	(f)	—	—	(7)
			—	(10)	(18)

Interest expense	Foreign exchange losses (pre-tax)	(g)	—	(5)	(85)
			—	(5)	(85)

Taxation	AOL integration (taxation)	(a)	—	3	4
	TalkTalk Group reorganisation (taxation)	(b)	—	—	3
	Foreign exchange losses (taxation)	(g)	—	2	24
	Taxation credit on amortisation of acquisition intangibles		11	10	19
			11	15	50

Net (loss) profit for the period from discontinued operations	Net gain on the part-disposal of the retail and distribution business (post-tax)	(h)	—	608	608
	Indirect costs of the part-disposal (post-tax)	(i)	—	(6)	(6)
	Divisionalisation costs (post-tax)	(j)	—	(9)	(9)
			—	593	593

(a)          AOL integration

The Group acquired AOL’s UK internet access business in December 2006. Since that time the Group has worked on the reorganisation of the business through a programme to transfer network operations, hosting, billing and customer management away from a transitional platform provided by AOL Time Warner onto the Group’s own systems and infrastructure. The transition was completed during the year ended 31 March 2009 at a cost of £16m, against which a tax credit of £4m was recognised.

(b)          TalkTalk Group reorganistion

Further to the divisionalisation process detailed in note j) below, TalkTalk Group undertook a comprehensive reorganisation of its structure and operations, which resulted in redundancy and other restructuring costs of £10m in the year ended 31 March 2009. These costs are expected to attract tax relief at 28% and a tax credit of £3m was recognised against them.

(c)          Impairment of non-current asset investments

The Group fully impaired its legacy wireless internet investments during the year ended 31 March 2009, resulting in a charge of £5m through exceptional operating expenses.

(d)          TalkTalk Group integration

On 3 July 2009 CPW acquired the UK operations of Tiscali S.p.A, the internet service provider. The restructuring of the Tiscali business and integration with the rest of the TalkTalk Group, most of which will commence in 2010, is expected to yield significant synergies, both through the elimination of duplicated costs and through network and operational efficiencies. Reorganisation costs of £4m were incurred in the period ended 30 September 2009, principally comprising redundancy and consulting costs.

(e)          Costs associated with the part-disposal of the retail and distribution business

Further to the transaction with Best Buy detailed in note h) below, during the year ended 31 March 2009 Best Buy Europe commenced the disposal of approximately 100 stores, primarily in the UK and France. Costs of £19m were recognised in the year in relation to the disposal programme, comprising fixed asset write downs of £7m and provision for disposal costs of £12m.

Also as a result of the transaction, Best Buy Europe accelerated a shift in its range of retail stock away from mobile phones towards laptops and other non-mobile products, resulting in an exceptional clearance exercise. Losses of £8m were incurred in disposing of the products that were de-ranged.

A tax credit of £6m was recognised in respect of these charges. The Group’s share of the post-tax charge for the year ended 31 March 2009 was £11m.

(f)            Best Buy Europe reorganisation

During the year ended 31 March 2009 Best Buy Europe undertook a comprehensive reorganisation of its structure and operations, which resulted in redundancy and other restructuring costs of £18m, against which a tax credit of £4m was recognised. The Group’s share of these post-tax costs was £7m.

(g)         Foreign exchange losses

An exceptional foreign exchange loss of £85m arose in the year ended 31 March 2009 following a change in the functional currency of the Group’s brand company from Swiss Francs to Sterling. The transaction with Best Buy necessitated a change in the operations of the brand company, which in turn made Sterling the appropriate functional currency. As a result of the change, movements on the brand company’s Swiss Franc borrowings, which would previously have been recognised through reserves, were thereafter reflected in the income statement. A tax credit of £24m was recognised in respect of this loss.

(h)         Net gain on the part-disposal of the retail and distribution business

On 30 June 2008, the Group completed the disposal of 50% of its retail and distribution business to Best Buy Co., Inc., resulting in a net gain on disposal after taxation of £608m.

(i)            Indirect costs of the part-disposal

Other costs arising indirectly from this transaction principally comprised £3m in relation to the accelerated vesting of a retail share option scheme that was of no value to option-holders, and £3m arising on the write-down of unamortised bank facility fees.

(j)            Divisionalisation costs

Prior to the transaction with Best Buy, the Group conducted a comprehensive reorganisation of its central support structures, particularly in relation to its retail and distribution business, to achieve greater divisional autonomy and efficiency. This reorganisation resulted in redundancy and other restructuring costs of £12m during the year ended 31 March 2009. These costs are expected to attract tax relief at 28% and a tax credit of £3m was recognised against them.

4 Taxation

An effective rate of 28% (26 weeks ended 27 September 2008: 28%; year ended 31 March 2009: 17%) has been applied to Headline profit before taxation from continuing operations, excluding profits or losses from joint ventures and associates, which are recorded net of tax. Adjustments of £2m in respect of prior years have been recorded in the current period. A tax credit of 28% has been recognised in all periods in respect of the amortisation of acquisition intangibles.

5 Acquisitions

On 3 July 2009, the Group acquired the entire issued share capital of Tiscali UK Ltd and its subsidiary companies for a gross cash consideration of £238m, which is subject to working capital and customer number adjustments.

The following table sets out the book values of the identifiable assets and liabilities acquired and their provisional fair value to the Group:

	Book value	Accounting policy alignment	Fair value adjustments	Fair value to the Group
	£m	£m	£m	£m
Non-current assets
Acquisition intangibles	—	—	95	95
Other intangible assets	9	—	—	9
Property, plant and equipment	50	—	(29)	21
Deferred tax assets	—	—	49	49
Current assets
Stock	3	(3)	—	—
Trade and other receivables	57	(4)	—	53
Cash and cash equivalents	3	—	—	3
Total assets	122	(7)	115	230

Current liabilities
Trade and other payables	(118)	—	(2)	(120)
Provisions	(3)	—	(26)	(29)
Total liabilities	(121)	—	(28)	(149)

Total assets and liabilities	1	(7)	87	81
Provisional goodwill				157
Satisfied by cash				238

£m
Net cash outflows in respect of the acquisition comprised:	238
Gross cash consideration	(3)
Cash acquired	235

Fair value adjustments relate principally to:

•                  The recognition of the following acquisition intangibles:

•                  customer bases, comprising broadband, internet protocol television, voice and narrowband customers, valued at £90m.  The valuation is derived from the discounted future cash flows expected to be generated by the customer bases, after a deduction for contributory assets;

•                  a licence to continue to use the Tiscali brand in perpetuity, valued at £5m using the relief from royalty method, which reflects the discounted future cash flows saved from not incurring royalty payments.

•                  The write-down of property, plant and equipment and internally developed and purchased software to its market value.

•                  The recognition of deferred tax, principally in respect of capital allowances, intangible assets and inherited tax losses.

•                  The recognition of unrecorded liabilities and provisions for onerous contracts.

The goodwill arising on the acquisition of Tiscali reflects buyer-specific synergies and the elimination from the market of a significant competitor to TalkTalk Group.

The Group’s results for the period reflect revenue from Tiscali of £105m and a profit before taxation of £1m.

6 Reconciliation of Headline information to statutory information

6 months ended 30	EBITDA	Profit (loss) before interest and taxation	Profit (loss) before taxation	Net profit (loss) from continuing operations	Net (loss) profit from discontinued operations	Net profit for the period
September 2009	£m	£m	£m	£m	£m	£m

Headline results	103	77	75	54	—	54
Exceptional items (see note 3)	(4)	(4)	(4)	(4)	—	(4)
Amortisation of acquisition intangibles	—	(41)	(41)	(41)	—	(41)
Taxation on amortisation of acquisition intangibles	—	—	—	11	—	11
Statutory results	99	32	30	20	—	20

26 weeks ended 27 September	EBITDA	Profit (loss) before interest and taxation	Profit (loss) before taxation	Net profit (loss) from continuing operations	Net (loss) profit from discontinued operations	Net profit for the period
2008 (Restated – see note 1)	£m	£m	£m	£m	£m	£m

Headline results	65	48	40	31	(2)	29
Exceptional items (see note 3)	(13)	(23)	(28)	(28)	593	565
Amortisation of acquisition intangibles	—	(35)	(35)	(35)	—	(35)
Taxation on exceptional items	—	—	—	5	—	5
Taxation on amortisation of acquisition intangibles	—	—	—	10	—	10
Statutory results	52	(10)	(23)	(17)	591	574

	EBITDA	Profit (loss) before interest and taxation	Profit (loss) before taxation	Net profit (loss) from continuing operations	Net (loss) profit from discontinued operations	Net Profit for the period
Year ended 31 March 2009	£m	£m	£m	£m	£m	£m

Headline results	171	137	133	114	(2)	112
Exceptional items (see note 3)	(31)	(49)	(134)	(134)	593	459
Amortisation of acquisition intangibles	—	(71)	(71)	(71)	—	(71)
Taxation on exceptional items	—	—	—	31	—	31
Taxation on amortisation of acquisition intangibles	—	—	—	19	—	19
Statutory results	140	17	(72)	(41)	591	550

7 Earnings per share

	6 months ended	26 weeks ended	Year ended
	30 September 2009	27 September 2008	31 March 2009
		(Restated - see note 1)
Earnings (£m)
Headline earnings (see note 6)
Continuing operations	54	31	114
Discontinued operations	—	(2)	(2)
Total	54	29	112

Statutory earnings (£m)
Continuing operations	20	(17)	(41)
Discontinued operations	—	591	591
Total	20	574	550

Weighted average number of shares (millions)
Average shares in issue	914	914	914
Less average holding by Group ESOT	(17)	(21)	(22)
For basic earnings per share	897	893	892
Dilutive effect of share options	18	24	20
For diluted earnings per share	915	917	912

Basic earnings per share – Headline (pence)
Continuing operations	6.0	3.4	12.8
Discontinued operations	—	(0.2)	(0.2)
Total	6.0	3.2	12.6

Basic earnings per share – Statutory (pence)
Continuing operations	2.2	(1.9)	(4.6)
Discontinued operations	—	66.1	66.2
Total	2.2	64.2	61.6

Diluted earnings per share - Headline (pence)
Continuing operations	5.9	3.4	12.5
Discontinued operations	—	(0.2)	(0.2)
Total	5.9	3.2	12.3

Diluted earnings per share - Statutory (pence)
Continuing operations	2.2	(1.8)	(4.5)
Discontinued operations	—	64.4	64.8
Total	2.2	62.6	60.3

8 Equity dividends

	6 months ended	26 weeks ended	Year ended
	30 September 2009	27 September 2008	31 March 2009
	£m	£m	£m
Final dividend for the year ended 29 March 2008 of 3.00p per ordinary share	—	26	26
Interim dividend for the year ended 31 March 2009 of 1.35p per ordinary share	—	—	12
Final dividend for the year ended 31 March 2009 of 3.00p per ordinary share	27	—	—
	27	26	38

Proposed interim dividend for the year ending 31 March 2010 of 1.45p per ordinary share	13	—	—

9 Interests in joint ventures and associates

Interests in joint ventures and associates are as follows:

Business	Principal activities	30 September 2009	27 September 2008	31 March 2009
Best Buy Europe	Retail, distribution, insurance, MVNO	50.0%	50.0%	50.0%
Virgin Mobile France	MVNO	48.5%	48.5%	48.5%

	Net assets	Goodwill	Loans	Net investment
6 months ended 30 September 2009	£m	£m	£m	£m
Opening balance	339	109	22	470
Additions	1	—	—	1
Loans provided (net)	—	—	2	2
Share of results	8	—	—	8
Foreign exchange	(1)	—	—	(1)
Closing balance	347	109	24	480
Best Buy Europe	369	109	—	478
Virgin Mobile France	(22)	—	24	2
Closing balance	347	109	24	480

	Net assets	Goodwill	Loans	Net investment
26 weeks ended 27 September 2008 (Restated – see note 1)	£m	£m	£m	£m
Opening balance	(9)	4	17	12
Initial recognition of investment	295	96	—	391
Additions	25	—	—	25
Loans provided (net)	—	—	(1)	(1)
Disposal of business	—	(4)	(4)	(8)
Closing balance	311	96	12	419
Best Buy Europe	324	96	—	420
Virgin Mobile France	(13)	—	12	(1)
Closing balance	311	96	12	419

	Net assets	Goodwill	Loans	Net investment
Year ended 31 March 2009	£m	£m	£m	£m
Opening balance	(9)	4	17	12
Initial recognition of investment	295	96	—	391
Additions	39	—	—	39
Loans provided (net)	—	—	8	8
Share of results	5	—	—	5
Disposal of business	—	(4)	(4)	(8)
Foreign exchange	9	13	1	23
Closing balance	339	109	22	470
Best Buy Europe	355	109	—	464
Virgin Mobile France	(16)	—	22	6
Closing balance	339	109	22	470

During the period, stand-alone banking facilities were put in place for Best Buy Europe and the Group’s revolving credit facility (RCF) to Best Buy Europe was reduced from £475m to £230m. At 30 September 2009 no amounts were drawn by Best Buy Europe under the RCF (31 March 2009: £293m; 27 September 2008: £206m). The RCF has terms broadly similar to the Group’s main external facilities and its final maturity date is 13 March 2013.  Under the RCF, 50% of drawings are guaranteed by Best Buy Co., Inc..

Loans are provided to Virgin Mobile France under a shareholder agreement; funding requirements are agreed between the shareholders on a regular basis and are provided equally between the shareholders.

The Group’s share of the results, assets and liabilities of its joint ventures and associates is as follows:

Best Buy Europe

	6 months ended 30 September 2009	26 weeks ended 27 September 2008	Year ended 31 March 2009
	£m	£m	£m
Revenue	1,674	1,617	3,563
Headline EBITDA	79	74	188
Depreciation and amortisation	(47)	(39)	(87)
Headline EBIT	32	35	101
Net interest expense	(6)	(5)	(12)
Taxation on Headline results	3	(6)	(29)
Headline profit after taxation	29	24	60
Exceptional items	—	(38)	(57)
Taxation on exceptional items	—	10	11
Profit (loss) after taxation	29	(4)	14

Group share
Share of revenue	837	444	1,417
Share of costs and expenses	(824)	(440)	(1,393)
Share of profit (loss) before taxation	13	4	24
Share of taxation	2	(1)	(11)
Share of profit (loss) after taxation	15	3	13

The results of Best Buy Europe prior to its part-disposal on 30 June 2008 are reflected in discontinued operations. Amounts reflected in the Group’s share of results from joint ventures include only Best Buy Europe’s results from 1 July 2008.

Virgin Mobile France

	6 months ended 30 September 2009	26 weeks ended 27 September 2008	Year ended 31 March 2009
	£m	£m	£m
Revenue	110	93	210
Headline EBITDA	(17)	(8)	(20)
Depreciation and amortisation	(2)	(1)	(3)
Headline EBIT	(19)	(9)	(23)
Net interest expense	(1)	(1)	(1)
Taxation	6	3	7
Loss after taxation	(14)	(7)	(17)

Group share
Share of revenue	53	45	102
Share of costs and expenses	(63)	(49)	(113)
Share of loss before taxation	(10)	(4)	(11)
Share of taxation	3	1	3
Share of loss after taxation	(7)	(3)	(8)

Total Group share of results of joint ventures and associates	8	—	5

Best Buy Europe

	30 September 2009	27 September 2008	31 March 2009
	£m	£m	£m
Non-current assets	570	532	583
Cash and overdrafts (net)	97	114	246
Loans from the Group	—	(206)	(293)
Other borrowings	(226)	(10)	—
Other assets and liabilities (net)	297	217	174
Net assets	738	647	710

Group share
Non-current assets	285	266	292
Cash and overdrafts (net)	48	57	123
Loans from the Group	—	(103)	(147)
Other borrowings	(113)	(5)	—
Other assets and liabilities (net)	149	109	87
Net assets	369	324	355

Virgin Mobile France

	30 September 2009	27 September 2008	31 March 2009
	£m	£m	£m
Non-current assets	41	28	36
Cash and overdrafts (net)	—	7	16
Loans from the Group	(24)	(12)	(22)
Other borrowings	(25)	(12)	(23)
Other assets and liabilities (net)	(37)	(37)	(40)
Net liabilities	(45)	(26)	(33)

Group share
Non-current assets	20	14	17
Cash and overdrafts (net)	—	3	8
Loans from the Group	(12)	(6)	(11)
Other borrowings	(12)	(6)	(11)
Other assets and liabilities (net)	(18)	(18)	(19)
Net liabilities	(22)	(13)	(16)

Total Group share of net assets of joint ventures and associates	347	311	339

10 Analysis of changes in net debt

	At 1 April 2009	Cash flows	Exchange movements	At 30 September 2009
	£m	£m	£m	£m
Cash and cash equivalents	6	10	—	16
Bank overdrafts	(33)	31	—	(2)
	(27)	41	—	14

Non-current loans and other borrowings	(425)	49	1	(375)
	(425)	49	1	(375)

Net debt	(452)	90	1	(361)

Loans to Best Buy Europe	293	(293)	—	—
Underlying net debt	(159)	(203)	1	(361)

The Group has two committed bank facilities: a £550m RCF expiring in March 2013, and a £375m term loan expiring in October 2012.

11 Capital commitments

	30 September 2009	27 September 2008	31 March 2009
	£m	£m	£m
Expenditure contracted, but not provided for in the financial statements	6	16	8

12 Related party transactions

	Income for services provided	Expenses for services received	Interest income	Loans owed to the Group	Other amounts owed to the Group	Amounts owed by the Group
6 months ended 30 September 2009	£m	£m	£m	£m	£m	£m
Best Buy Europe	7	(14)	2	—	4	(20)
Virgin Mobile France	—	—	—	24	—	—

26 weeks ended 27 September 2008	£m	£m	£m	£m	£m	£m
Best Buy Europe	4	(20)	3	206	39	(29)
Virgin Mobile France	4	—	—	12	—	—
TPHS France	—	(1)	—	—	—	—

Year ended 31 March 2009	£m	£m	£m	£m	£m	£m
Best Buy Europe	9	(31)	12	293	13	(24)
Virgin Mobile France	4	—	1	22	—	—
TPHS France	—	(1)	—	—	—	—

13 Post balance sheet events

On 16 October 2009, the Group announced that Omer Telecom Limited, a business that trades as Virgin Mobile in France, in which the Group has a 48.5% interest, had agreed to acquire Tele2 Mobile SAS for a cash consideration of €56m. Completion is subject to the approval of French anti-trust authorities.

Risks and uncertainties

The Board continuously assesses and monitors the key risks of the business. The key risks that could affect the Group’s long-term performance, and the factors which mitigate these risks, are set out on page 23 of the Annual Report.

Statement of Directors’ responsibilities

The unaudited interim condensed financial statements for the 6 months ended 30 September 2009 have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’, as adopted by the European Union and the Disclosure and Transparency Directive Rules (“DTR”). The interim management report herein includes a fair review of the important events during the first 6 months and description of principal risks and uncertainties for the remainder of the financial period, as required by DTR 4.2.7, and a fair review of disclosure of related party transactions and changes therein, as required by DTR 4.2.8.

The Directors of The Carphone Warehouse Group PLC are listed on page 28 of the Annual Report and on the Group’s website www.cpwplc.com.

By order of the Board

Roger Taylor

Chief Financial Officer

26 November 2009